Exhibit 10.1

FORM OF AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

                THIS AMENDMENT NO. 1 (hereinafter the “Amendment”) TO THE EMPLOYMENT AGREEMENT between [Executive Name — See Appendix 1] (hereinafter “Employee”) and NEON Systems, Inc. (hereinafter “Employer”) dated January 1, 2004 (the “Original Agreement”), is made and entered into effective as of August 11, 2005, by and between Employee and Employer.

W I T N E S SE T H:

1.             Section 7. Termination is hereby amended, replaced and superseded in its entirety by the following new Section

“7.           Termination.  Notwithstanding any other provisions of this Agreement, the Term of Employment shall terminate upon:

                                                                a.             six (6) months following the death of Employee; or

                                                                b.             six (6) months following Employee’s “disability” (For purposes of this Agreement, the term “disability” shall mean the inability of Employee, arising out of any medically determinable physical or mental impairment, to perform the services required of him hereunder for a period of sixty (60) consecutive days during which sixty (60) day period Employee’s compensation hereunder shall continue); or

                                                                c.             thirty (30) days prior written notice from Employer to Employee, without cause; or

                                                                d.             the occurrence of a Change in Control (as defined herein) and an Involuntary Termination of Employee.  For purposes hereof, an Involuntary Termination shall mean (i) without the Employee’s express written consent, a significant reduction of the Employee’s duties, position or responsibilities relative to the Employee’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the Employee from such position, duties and responsibilities, unless the Employee is provided with comparable duties, position  and responsibilities; (ii) without the Employee’s express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Company of the Employee’s base salary as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is significantly reduced; (v) without the Employee’s express written consent, the relocation of the Employee to a facility or a location more than fifty (50) miles from his current location; (vi) any purported termination of the Employee by the Company which is not effected for Cause or for which the grounds relied upon are not valid; or (vii) the failure of the Company to obtain the assumption of this Agreement by any acquiring or successor entities; or

                                e.             thirty (30) days prior written notice from Employee to Employer; provided, however, that Employer shall have the right to waive such notice period by paying Employee one month severance in lieu of such notice, such right to be exercised by Employer in its sole discretion; or

                                f.              at Employer’s option, immediately upon the existence of “cause.”  For purposes of this Agreement, the term “cause” shall be defined as:

(1)                                  willful and continued failure of Employee to substantially perform the duties required of him in this Agreement in a manner satisfactory to Employer, in the sole discretion of a majority of the members of the Board of Directors, exercised in good faith;  provided, however, that the Term of Employment shall not be terminated pursuant to this subparagraph (1) unless Employer first gives Employee a written notice (“Notice of

Deficiency”).  The Notice of Deficiency shall specify the deficiencies in Employee’s performance of his duties.  Employee shall have a period of thirty (30) days, commencing on receipt of the Notice of Deficiency, in which to cure the deficiencies contained in the Notice of Deficiency.  If Employee does not cure the deficiencies to the reasonable satisfaction of Employer, in Employer’s sole reasonable discretion, within such thirty (30) day period, the Employer shall have the right to immediately terminate the Term of Employment and this Agreement.  The provisions of this subparagraph (1) may be invoked by Employer any number of times and cure of deficiencies contained in any Notice of Deficiency shall not be construed as a waiver of this subparagraph (1) nor prevent the Employer from issuing any subsequent Notices of Deficiency;

(2)                                  the willful engaging by Employee in misconduct which is materially injurious to Employer or its affiliates, monetarily or otherwise;

(3)                                  any dishonesty by Employee in his dealings with the Employer, the commission of fraud by Employee;

(4)                                  the conviction (or plea of guilty or nolo contendere) of Employee of any felony or other crime involving dishonesty or moral turpitude;

(5)                                  violation of any covenant or restriction contained in Section 11 or Section 12 hereof;  or

(6)                                  unlawful use of narcotics or other controlled substances, or use of alcohol or other drugs in a manner the Employer reasonably determines to be adverse to the best interests of the Employer.

For all purposes of this Agreement, no act, or failure to act, on Employee’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of Employer or its affiliates.

                                                Upon termination of this Agreement for any reason, Employee or Employee’s estate, as appropriate, shall be entitled to receive (in addition to any fringe benefits payable upon death in the case of Employee’s death) the compensation provided for in Section 3 hereof (prorated on a daily basis) up to and including the effective date of termination.  In addition, Employee shall be entitled to the severance compensation set forth below in the event Employee’s employment is terminated pursuant to the terms of subsections (c) and (d) of this Section 7.  In such events, Employer shall pay to Employee as severance compensation a lump sum amount equal to the prior [see Appendix 1] months’ total compensation paid to Employee (provided, however, that in the event that no Incentive Compensation was paid to Employee within the twelve (12) month period prior to such termination, the full portion of Employee’s target Incentive Compensation for the then-current fiscal year shall be included in the computation of the severance compensation).”

2.             All other terms and conditions of the Agreement shall remain in full force and effect and are hereby incorporated by this reference.

                IN WITNESS WHEREOF, the undersigned have hereunto set their hands on the date first written above.

EMPLOYEE:

[Executive Name]

EMPLOYER:

NEON SYSTEMS, INC.
a Delaware Corporation

By:
Brian D. Helman, Chief Financial Officer

APPENDIX 1

Executive Name & Title	Months Severance

Mark J. Cresswell, President and CEO	Twelve
Brian D. Helman, CFO	Twelve
Shelby R. Fike, SVP and General Counsel	Twelve
Jerry Paladino, SVP of Worldwide Sales	Six
Chris Garner, SVP of Research & Development	Six
Robert Evelyn, SVP of Strategy and Solutions	Six